Calculation of Filing Fee Tables
S-8
ENERGY FUELS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares issuable under the Energy Fuels Inc. 2024 Omnibus Equity Incentive Compensation Plan, as amended on May 24, 2024 and April 21, 2025	457(o)	7,500,000	$ 4.225	$ 31,687,500.00	0.0001531	$ 4,851.36
Total Offering Amounts:						$ 31,687,500.00		$ 4,851.36
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,851.36
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional common shares (the "Common Shares") of Energy Fuels Inc. (the "Registrant") that become issuable under the Energy Fuels Inc. 2024 Omnibus Equity Incentive Compensation Plan, as amended on May 24, 2024 and April 21, 2025 (the "Plan") by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding shares. Amount of shares represents additional Common Shares of the Registrant reserved for issuance upon exercise or redemption of awards under the Plan. The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) promulgated under the Securities Act, based on the average high and low prices for the Common Shares on April 15, 2025, as reported on the NYSE American.